CONSULTING AGREEMENT

THIS AGREEMENT, made as of the 25th day of May, 2015 by and between Cultivating Spirits, LLC, a Colorado limited liability company, located at 252 Warren Avenue, Silverthorne, Colorado 80497 (“CS”), Philip Wolf, the principal shareholder of Cultivating Spirits and The MaryJane Group, Inc. a Nevada corporation located at 910 16th Street, Suite 412, Denver, Colorado 80202 (hereinafter referred to as the “Company”).

WHEREAS, the Company has entered into a Venture Agreement with the owners of Wilderness Trails Ranch to engage in the operation of an adult camp/ranch concept resort from July 1, 2015 through no later than October 15, 2015 to be located at the ranch entitled Wilderness Trails Ranch located in Bayfield, Colorado; and

WHEREAS, The Company is desirous of hiring the services of CS and Philip Wolf to create, operate and manage all cannabis related activities to be hosted at the adult camp/ranch.

WHEREAS, CS and Philip Wolf are desirous of rendering such services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

1.	Term of Agreement. The Company hereby engages and retains CS and Philip Wolf and CS and Philip Wolf hereby agree to render consulting services to the Company for the period commencing on May 21, 2014 and ending on October 15, 2015. If CS and/ or Philip Wolf willfully and continuously fail or refuse to comply with the obligations as a Consultant of the Company and after thirty (30) days' written notice of such failure or refusal has been furnished by the Company to CS, “CS” has failed to cure such failure or default. In the event CS and/or Philip Wolf fail to cure such failure or default within the thirty (30) day cure period, the Company shall have the right to terminate this Agreement. Additionally, CS and/or Philip Wolf shall have only one (1) thirty (30) day right to cure during any one (1) calendar year, and if a second notice of failure or default is given to “CS” in the same calendar year, the Company shall have the right to terminate the Shareholder's employment without providing any opportunity to cure.

2.	Services to be Rendered. The services to be rendered by Consultant shall consist of business advice concerning the operation of the Company’s adult camp/ranch business and as further outlined in the attached Exhibit “A.” Consultant, when reasonably requested by the Company, shall devote only such time as Consultant may deem necessary to the matters of the Company, and shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms or corporations other than the Company.

3.	Consideration. The consideration shall be broken down as follows:

A.	During the pre-opening period from May 21, 2015 through June 30, 2015 the Company shall pay Philip Wolf an aggregate of $3,000, of which $1,000 has been paid to date.

B.	During the operation of the Camp from July 1, 2015 through October 15, 2015 the Company shall pay Philip Wolf $2,000 per month for his personal services related to the operation of the adult camp/ranch.

C.	From June 1, 2015 through October 1, 2015 or the closing date of the adult camp/ranch whichever be sooner the Company will pay CS $4,000 per month for their services relating to the operation of the adult camp/ranch and as further outlined in the attached Exhibit “A”.

D.	During the term of this Agreement, the Company shall reimburse Philip Wolf for all travel expenses directly related to the services performed pursuant to this Agreement. Notwithstanding the foregoing any expenses in excess of $250.00 must be approved in advance by the Company.

E.	At the end of this Agreement CS and/or Philip Wolf, as designated by Philip Wolf shall receive 15% of the net profits earned by the Company from the operation of the adult camp/ranch.

4. Exclusions. This Agreement specifically excludes financial responsibility by CS and Philip Wolf for any fees incurred on behalf of the Company related to legal, accounting, printing, filing, shipping, or any other ancillary costs which may be incurred to consummate their services for the Company. Philip Wolf agrees to inform the Company’s management of all foreseeable fees and the Company agrees to pay the incurred fees as directed by the Consultant.

5. Indemnification and Insurance. The Company agrees to defend, indemnify, assume liability for and hold CS and Philip Wolf harmless from any and all claims, demands, damages, losses, suits, proceedings, penalties, expenses or other liabilities, including attorney’s fees and court costs, arising out of or resulting from the performance of this Agreement, regardless of the basis (except in the event of gross negligence on the part of CS and or Philip Wolf. The Company, will use its best efforts to add CS and Philip Wolf to its general liability insurance policies as an additional insured party.

6. Cannabis and Alcohol and Assumption of Risk. CS has no licenses to provide cannabis or alcohol to the Company or any of its guests at the camp/ranch, and CS will not provide the Company or any guests at the camp/ranch with any cannabis or alcohol. Company hereby agrees not to request alcohol or cannabis from CS. Company understands that consumption of alcohol and/or cannabis carries inherent risks, and Company hereby assumes all risks associated with any consumption of alcohol and/or cannabis by Company’s employees or any guest of the camp/ranch. Consumption of alcohol and/or cannabis by the Company’s employees or guests of the camp/ranch shall be entirely at their own risk. CS shall bear no responsibility for anything resulting from or relating to the consumption of cannabis and/or alcohol by the Company’s employees or any guest of the camp/ranch (unless caused by the gross negligence of CS. The Company hereby understands that the possession, sale, transfer, and consumption of cannabis remains illegal under federal law.

       7. Entire Agreement. This instrument contains the entire agreement of the parties.

There are no representations or warranties other than as contained herein. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or of a different nature.

   8. Colorado Law. This Agreement shall be construed according to the laws of the State of Colorado (exclusive of the conflicts of law provisions thereof) and shall be binding upon the parties hereto, their successors and assigns.

   9. Venue. CS and Philip Wolf and the Company each agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in any Federal or State court of competent jurisdiction located in the County of Denver, State of Colorado, and, by execution and delivery of this Agreement, each accepts for themselves and their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and any related appellate court with respect to this Agreement, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement, and irrevocably waive any obligation they may not or hereafter have as to the venue of any such action or proceeding brought in such a court or that such court is an inconvenient forum. The Company, CS and Philip Wolf each consent to the service of process of any of the aforementioned courts in any such action or proceeding by mailing of copies thereof by registered mail, postage prepaid, such service to become effective three business days after such mailing. In any such proceeding, the prevailing party shall be entitled to an award of fees and disbursements of counsel.

    10. Independent Contractor. Cs and Philip Wolf agree to perform their consulting duties hereto as independent contractors. Nothing contained herein shall be considered as to creating an employer-employee relationship between the parties to this Agreement.

    11. Waive Jury Trial. The Company and CS and Philip Wolfe each hereby waive trial by jury in any judicial proceeding brought by either of them with respect to this agreement.

    12. Equity Option. The Company shall grant CS or Philip Wolf an option to purchase 15% of "Cannacamp" exercisable for 60 days after the completion of this year’s camp. “Cannacamp” for the purposes of this Agreement is defined as any camp/resort/retreat operated by the Company in future years. The option will be exercisable for $1.00. Upon exercise CS or Philip Wolf will become a 15% equity partner with the attendant financial responsibility.  By way of example if Cannacamp needs a $100,000 financial contribution to open for the 2016 season CS or Philip Wolf will be responsible for $15,000.

13. Intellectual Property. The Company, CS and Philip Wolf each owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, as presently contemplated to be operated in the future); there is no claim or action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company or CS and/or Philip Wolf with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, as presently contemplated to be operated in the future); to the best of the Company’s knowledge, the Company’s or its Subsidiaries’ current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; to the best of the CS’s and Philip Wolf’s knowledge, CS”s current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and the Company, CS and Philip Wolf are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company, CS and Philip Wolf as the case may be have taken reasonable security measures to protect the secrecy, confidentiality and value of their respective Intellectual Property. In addition any Intellectual Property developed by the Company, CS and/or Philip Wolf during the term of this Agreement shall remain the property of the developer and such usage at the camp/ranch shall be pursuant to a use license during the term of the camp/ranch.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CULTIVATING SPIRITS, LLC
By:	/s/ Philip Wolf
Philip Wolf

/s/ Philip Wolf
Philip Wolf, Personally

THE MARYJANE GROUP, INC.
By:	/s/ Joel Schneider
Joel Schneider, CEO

EXHIBIT A

SCOPE OF WORK

1.	To develop a Cannabis program fit for a resort, for the Company/“Bud and Breakfast Mountain Resort”. The program will be licensed by Cultivating Spirits. This Cannabis program will be allowed for use by the company as long as Cultivating Spirits holds onto their equity into the “Bud and Breakfast Mountain Resort”

2.	To provide the Company with schedules for Cannabis activities, to assist the Company in the proper setup of Cannabis related activities and the overall “vibe” of the resort. To assist the Company in determining its cost of development

3.	To use “CS” best efforts to cultivate and grow relationships in the Durango Cannabis Industry, To represent the Company in an outstanding way. To negotiate employees pay and create contracts and deals with Industry partners.

4.	To be responsible of making sure employees are running all Cannabis activities are running and executed to an acceptable level.

5.	Assist our current staff on training them with all Cannabis related topics. To insure that there is quality controls put in place to insure the resort produces only the highest quality Cannabis experience.

6.	To generally assist the Company in its efforts to enhance its visibility as a premier Cannabis Resort through Co-Branding Cultivating Spirits and using all of our industry and media connections to grow awareness for all parties involved

7.	To assist in creating an everlasting “Bud and Breakfast Mountain Resort” model that we will use for the foreseeable future.

8.	To assist in creating website content and marketing material that brand the “Bud and Breakfast Mountain Resort” in ways previously discussed

9.	To gather educational tools for customers at the “Bud and Breakfast Mountain Resort”

10.	To allow the Company to Co-Brand the “Bud and Breakfast Mountain Resort” with Cultivating Spirits

11.	To create a Cannabis guide book for all of our activities at the “Bud and Breakfast Mountain Resort”. This guide book will be licensed to Cultivating Spirits and known “CS” Intellectual Property.

12.	To assist with public relationships

13.	To assist in taking bookings for the camp/ranch through the Cultivating Spirits website.

14.	Ongoing future development of the Cannabis program for the “Bud and Breakfast Mountain Resort”.